Exhibit 3.3

RESTATED CERTIFICATE OF INCORPORATION

OF

SPLUNK INC.

(Originally incorporated on April 11, 2006 under the name Splunk Inc.)

Splunk Inc., a Delaware corporation, hereby certifies that the Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “1”; which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation, has been duly adopted by the corporation’s Board of Directors and a majority of the stockholders in accordance with Sections 242 and 245 of the Delaware General Company Law, with the approval of the corporation’s stockholders having been given by written consent without &meeting in accordance with Section 228 of the Delaware General Company Law.

IN WITNESS ‘WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: January 15, 2008

SPLUNK, INC.

By:	/s/ Michael Baum
Michael Baum, President

EXHIBIT “1”

RESTATED CERTIFICATE OF INCORPORATION

OF

SPLUNK INC.

ARTICLE I

The name of the corporation is Splunk Inc.

ARTICLE II

The address of the registered office of the corporation in the State of Delaware is 3500 South DuPont Highway, City of Dover, County of Kent, DE 19903.  The registered name of its agent at that address is Incorporating Services, Ltd.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Company Law of the State of Delaware.

ARTICLE IV

This corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock,” respectively, both of which shall have $0.001 par value per share.  The number of shares of Common Stock authorized to be issued is 80,000,000 shares.  The number of shares of Preferred Stock authorized to be issued is 57,904,560 shares, of which 20,600,000 are designated as “Series A Preferred Stock”, 20,304,560 are designated as “Series B Preferred Stock”, and 17,000,000 are designated as “Series C Preferred Stock”.

Effective upon the filing of this Restated Certificate of Incorporation, each outstanding share of Common Stock of the Corporation will be subdivided and reconstituted into two (2) shares of Common Stock and each outstanding share of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the Corporation will be subdivided and reconstituted into two (2) shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively (the “Stock Split”), All numbers set forth in this Restated Certificate of Incorporation take into account and are set forth on a post-Stock Split basis.

ARTICLE V

The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock and the Common Stock are as hereinafter set forth in this Article V.

1.             Definitions.  For purposes of this Article V, the following definitions apply:

1.1           “Board” shall mean the Board of Directors of the Company.

1.2           “Company” shall mean this corporation.

1.3           “Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

1.4           “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5           “Dividend Rate” shall mean $0.02 per share per annum for the Series A Preferred Stock, $0.0394 per share per annum for the Series B Preferred Stock, $0.125 per share per annum for the Series C Preferred Stock (each as adjusted to the extent necessary to reflect any Preferred Stock Event (as defined below)).

1.6           “Original Issue Price” shall mean $0.25 per share for the Series A Preferred Stock, $0.4925 for the Series B Preferred Stock and $1.56 for the Series C Preferred Stock (each as adjusted to the extent necessary to reflect any Preferred Stock Event (as defined below)).

1.7           “Original Issue Date” shall mean the date on which the Company first issues shares of Series C Preferred Stock.

1.8           “Permitted Repurchases” shall mean the repurchase by the Company of shares of Common Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a subsidiary that are subject to restricted stock purchase agreements, vesting agreements, stock option exercise agreements, or similar agreements under which the Company has the option to repurchase such shares: (i) at cost, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company’s exercise of a right of first refusal to repurchase such shares.

1.9           “Series A Preferred Stock” shall mean the Series A Preferred Stock, $0.001 par value, of the Company.

1.10         “Series B Preferred Stock” shall mean the Series B Preferred Stock, $0.001 par value, of the Company.

1.11         “Series C Preferred Stock” shall mean the Series C Preferred Stock, $0.001 par value, of the Company.

1.12         “Subsidiary” shall mean any corporation of which at least fifty percent (50%) of the outstanding voting stock is at the time owned directly or indirectly by the Company or by one or more of such subsidiary corporations.

1.13         “Preferred Stock” shall mean the Series A Preferred Stock, the Series B Preferred Stock, and the Series C Preferred Stock collectively.

1.14         “Preferred Stock Event” shall mean any of the following events occurring after the filing of this Restated Certificate of Incorporation: (i) the issue by the Company of additional shares of any series of Preferred Stock as a dividend or other distribution on the outstanding shares of any series of Preferred Stock, (ii) a subdivision of the outstanding shares of any series of Preferred Stock into a greater number of shares of such series of Preferred Stock, (iii) a combination of the outstanding shares of any series of Preferred Stock into a smaller number of shares of  such series of Preferred Stock, and (iv) the conversion or change of the outstanding shares of any series of Preferred Stock into a different number of shares of some other class or classes of stock whether by recapitalization, reclassification or otherwise, a liquidation, dissolution or winding up of the Company provided for in Section 3, or any conversion, recapitalization, reclassification or other event for which adjustment is made under Section 5.  For the avoidance of doubt, “Preferred Stock Event” does not include the Stock Split.

2.             Dividend Rights.

2.1           Preferred Stock Dividend Preference.  In each calendar year, the holders of any series of the then outstanding Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore, noncumulative dividends at the annual Dividend Rate for such series of Preferred Stock, prior and in preference to the payment of any dividend on the Common Stock in such calendar year.  No dividends shall be paid, with respect to the Common Stock during any calendar year unless dividends in the total amount of the annual Dividend Rate shall have first been paid or declared and set apart for payment to the holders of such Preferred Stock during that calendar year.  Payments of any dividends to the holders of Preferred Stock shall be paid on a pro rata equal priority, pari passu basis according to the respective dividend preferences as set forth herein and the number of outstanding shares of Preferred Stock then held by each holder thereof.  Dividends on the Preferred Stock shall not be mandatory or cumulative, and no rights or interest shall accrue to the holders of the Preferred Stock by reason of the fact that the Company shall fail to declare or pay dividends on any series of Preferred Stock in the amount of the annual Dividend Rate for such series of Preferred Stock or in any other amount in any calendar year or any fiscal year of the Company, whether or not the earnings of the Company in any calendar year or fiscal year were sufficient to pay such dividends in whole or in part.  Notwithstanding anything to the contrary herein, the provisions of Sections 2.1, 2.2 and 2.3 shall not apply to any Common Stock Dividend, any Permitted Repurchase, or any dividend for which an adjustment is made pursuant to Section 5.5.

2.2           Participation Rights.  If, after dividends in the full preferential amount specified in Section 2.1 for the Preferred Stock have been paid or declared and set apart in any calendar year of the Company, the Board shall declare additional dividends out of funds legally available therefore in that calendar year, then such additional dividends shall be declared pro rata on the Common Stock and the Preferred Stock on a pan passe basis according to the number of shares of Common Stock held by such holders, where each holder of shares of Preferred Stock is to be treated for this purpose as holding the greatest whole number of shares of Common Stock then issuable upon conversion of all shares of Preferred Stock held by such holder pursuant to Section 5.

2.3           Non-Cash Dividends.  Whenever a dividend provided for in this Section 2 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property as determined in good faith by the Board.

3.             Liquidation Rights.  In the event of any Sale of the Company (as defined below), whether voluntary or involuntary, the proceeds, funds and assets that may be legally distributed to the Company’s stockholders (the “Available Funds and Assets”) shall be distributed to stockholders in the following manner:

3.1           Preferred Stock Liquidation Preference.  The holder of each share of any series of Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any share of Common Stock, an amount per share equal to the applicable Original Issue Price for each such series of Preferred Stock plus all declared and unpaid dividends thereon.  If upon any Sale of the Company, the Available Funds and Assets to be distributed to the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of their full preferential amount described in this Section 3.1, then all of the Available Funds and Assets shall be distributed among the holders of the then outstanding Preferred Stock pro rata on an equal priority, pari passu basis, according to their respective liquidation preferences as set forth herein.

3.2           No Participation Rights.  If there are any Available, Funds and Assets remaining after the payment or distribution (or the setting aside for payment or distribution) to the holders of the Preferred Stock of their full preferential amounts described above in Section 3.1, then all such remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Common Stock pro rata according to the number of shares of Common Stock held by such holders.

3.3           Merger or Sale of Assets.  The (i) consolidation or merger of the Company with or into any other entity or entities in which the holders of the Company’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger retain stock (or other ownership interests) representing a majority of the voting power of the surviving entity or entities of such consolidation or merger as a result of their shareholdings in the Company immediately prior to the consolidation or merger; (ii) sale, exclusive licensing, or other disposition of all or substantially all of the assets of the Company; or (iii) liquidation, dissolution or winding up of the Company, shall each be deemed to be a “Sale of the Company.”

3.4           Non-Cash Consideration.  If any assets of the Company distributed to stockholders in connection with any Sale of the Company are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board, except that any securities to be distributed to stockholders in a Sale of the Company shall be valued as follows:

(a)           The method of valuation of securities not subject to investment letter or other similar restrictions on free marketability shall be as follows:

(i)            if the securities are then traded on a national securities exchange or the Nasdaq Global Market (or a similar national quotation system), then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30-day period ending three (3) days prior to the distribution; and

(ii)           if actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the distribution; and

(iii)          if there is no active public market, then the value shall be the fair market value thereof, as determined in good faith by the Board.

(b)           The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs (a)(i),(ii) or (iii) of this Section 3.4 to reflect the approximate fair market value thereof, as determined in good faith by the Board.

3.5           Deemed Conversion of Preferred Stock.  Notwithstanding the above, for purposes of determining the amount each holder of shares of a series of Preferred Stock is entitled to receive with respect to a Sale of the Company, each such holder of shares of such series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares into shares of Common Stock immediately prior to the Sale of the Company if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert shares such series of Preferred Stock into shares of Common Stock.  If any such holder shall be deemed to have converted shares of any series of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of shares of such series of Preferred Stock pursuant to Section 3.1.

4.             Voting Rights.

4.1           Common Stock.  Each holder of shares of Common Stock shall be entitled to one (1) vote for each share thereof held.

4.2           Preferred Stock.  Each holder of shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which such shares of Preferred Stock could be converted pursuant to the provisions of Section 5 below at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, the date such vote is taken or any written consent of stockholders is solicited.

4.3           General.  Subject to the foregoing provisions of this Section 4, each holder of Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company (as in effect at the time in question) and applicable law, and shall be entitled to vote, together with the holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote, except as may be otherwise provided herein or by applicable law.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

4.4          [Reserved]

4.5           Board of Directors Election and Removal.

(a)           Election.

(i)            So long as at least 4,000,000 shares of Series C Preferred Stock are outstanding following the Original Issue Date, the holders of the Series C Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Company (such minimum share number to be adjusted to the extent necessary to reflect any Preferred Stock Event).

(ii)           So long as at least 4,000,000 shares of Series B Preferred Stock are outstanding following the Original Issue Date, the holders of the Series B Preferred Stock, voting as a separate series, shall be entitled to elect one (1) director of the Company (such minimum share number to be adjusted to the extent necessary to reflect any Preferred Stock Event).

(iii)          So long as at least 4,000,000 shares of Series A Preferred Stock are outstanding following the Original Issue Date, the holders of the Series A Preferred Stock, voting as a separate series, shall be entitled to elect two (2) directors of the Company (such minimum share number to be adjusted to the extent necessary to reflect any Preferred Stock Event).

(iv)          The holders of the Common Stock, voting together as a separate class, shall be entitled to elect two (2) directors of the Company.

(v)           Any other directors of the Company shall be elected by holders of the Preferred Stock and Common Stock, voting together as a single class on an as-converted to Common Stock basis.

(b)           Quorum: Required Vote.

(i)            Quorum.  At any meeting held for the purpose of electing directors, the presence in person or by proxy of the holders of a majority of the shares of the (v) Series C Preferred Stock, (w) Series B Preferred Stock, (x) Series A Preferred Stock, (y) Common Stock, or (z) Preferred Stock and Common Stock then outstanding (voting together as a single class on an as converted to Common Stock basis), respectively, shall constitute a quorum of (a) the Series C Preferred Stock, (b) the Series B Preferred Stock, (c) the Series A Preferred Stock, (d) the Common Stock, or (e) the Preferred Stock and Common Stock (voting together as a single class), as the case may be, for the election of directors to be elected solely by the holders of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock, Common Stock, or Preferred Stock and Common Stock (voting together as a single class), respectively.

(ii)           Required Vote.  With respect to the election of any director or directors by the holders of the outstanding shares of the specified series, class or classes of stock given the right to elect such director or directors pursuant to Section 4.5(a) above (the “Specified Stock”), that candidate or those candidates (as applicable) shall be elected who either: (i) in the case of any such vote conducted at a meeting of the holders of such Specified Stock, receive the highest number of affirmative votes of the outstanding shares of such Specified Stock, up to the number of directors to be elected by such Specified Stock; or (ii) in the case of any such vote taken by written consent without a meeting, are elected by the written consent of the holders of a majority of the outstanding shares of such Specified Stock (calculated on an as converted to Common Stock basis).  Notwithstanding the foregoing, so long as Section 2115 of the California General Company Law purports to make Section 708 subdivisions (a), (b) and (c) of the California General Company Law applicable to the Company, the Company’s stockholders shall have the right to cumulate their votes in connection with the election of directors as provided by Section 708 subdivisions (a), (b) and (c) of the California General Company Law.

(c)           Vacancy.  If there shall be any vacancy in the office of a director elected by the holders of any Specified Stock pursuant to Section 4.5(a), then a successor to hold office for the unexpired term of such director may be elected by either: (i) the remaining director or directors in office by the affirmative vote of a majority of such directors, (ii) the required vote of holders of the shares of such Specified Stock specified in Section 4.5(b)(ii) above that are entitled to elect such director under Section 4.5(a), or (iii) as otherwise permitted by applicable law, or in the event that Section 305 of the California General Company Law is not applicable to the Company as a result of Section 2115 of the California General Company Law, by the remaining director or directors (if any) in office that were so elected by the holders of such Specified Stock, by the affirmative vote of a majority of such directors (or by the sole remaining director elected by the holders of such Specified Stock if there be but one).

(d)           Removal.  Subject to Section 141(k) of the Delaware General Company Law, any director who shall have been elected to the Board by the holders of any Specified Stock pursuant to Section 4.5(a), or as otherwise provided in Section 4.5(c), may be removed during his or her term of office, either with or without cause, by the affirmative vote of shares representing a majority of the voting power of all the outstanding shares of such Specified Stock entitled to vote, given either at a meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders without a meeting, or as otherwise permitted by applicable law, and any vacancy created by such removal may be filled only in the manner provided in Section 4.5(c).  Notwithstanding the foregoing, so long as Section 2115 of the California General Company Law purports to make Section 708 subdivisions (a), (I)) and (c) of the California General Company Law applicable to the Company, if less than the entire Board is to be removed, then no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire Board, or if there are classes of directors, at an election of the class of directors of which such director is a part (provided that this provision shall apply, in respect to the removal without cause of a director elected by a class or series entitled by this Restated Certificate of Incorporation to elect one or more directors, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole).

(e)           Procedures.  Any meeting of the holders of any Specified Stock, and any action taken by the holders of any Specified Stock by written consent without a meeting, in order to elect or remove a director under this Section 4.5, shall be held in accordance with the procedures and provisions of the Company’s Bylaws, the Delaware General Company Law and applicable law regarding stockholder meetings and stockholder actions by written consent, as such are then in effect (including but not limited to procedures and provisions for determining the record date for shares entitled to vote).

4.6           Vote by Ballot.  Election of directors need not be by written ballot unless the Bylaws of the Company shall so provide.

5.             Conversion Rights.  The outstanding shares of Preferred Stock shall be convertible into Common Stock as follows:

5.1           Optional Conversion.

(a)           At the option of the holder thereof, each share of Preferred Stock shall be convertible, at any time, into fully paid and nonassessable shares of Common Stock as provided herein.

(b)           Each holder of Preferred Stock who elects to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted, Thereupon the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled upon such conversion.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(c)           If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.  If the conversion is in connection with automatic conversion provisions of Section 5.2(ii) below, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

5.2           Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, as provided herein, on the earlier to occur of (i) immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the aggregate public offering price (before deduction of underwriters’ discounts and commissions) equals or exceeds Fifty Million Dollars ($50,000,000) (a “Public Offering”) and the Public Offering price per share of which equals or exceeds $4.68 (as adjusted for stock splits, stock dividends, recapitalizations and the like), and (ii) upon the Company’s receipt of the written consent of the holders of a majority of the voting power of the then outstanding shares of Preferred Stock (calculated on an as converted to Common Stock basis), voting together as a single class; provided, however, that the consent of holders of a majority of the then outstanding shares of Series C Preferred Stock, voting separately, shall be required in order to convert all shares of Series C Preferred Stock pursuant to clause (ii) above unless such conversion is effected in connection with, and contingent upon, the closing of a Public Offering in which the Public Offering price per share equals or exceeds $3.12 (as adjusted for stock splits, stock dividends, recapitalizations and the like).

5.3           Conversion Price.  Each share of each series of Preferred Stock shall be convertible in accordance with Section 5.1 or Section 5.2 above into the number of shares of Common Stock which results from dividing the Original Issue Price of such series of Preferred Stock by the Conversion Price (as defined below) for such series of Preferred Stock that is in effect at the time of conversion.  The initial Conversion Price per share for a series of Preferred Stock shall be equal to the Original Issue Price of such series of Preferred Stock; provided, however that such Conversion Price shall be subject to adjustment from time to time as provided below and to the extent necessary to reflect any Preferred Stock Event (such price, as adjusted from time to time, the “Conversion Price”).

5.4           Adjustment Upon Common Stock Event.  Upon the happening of any Common Stock Event (as defined below) after the filing of this Restated Certificate of Incorporation, the Conversion Price shall, simultaneously with the happening of such Common Stock Event, be adjusted by multiplying the Conversion Price in effect immediately prior to such Common Stock Event by a fraction, (i) the numerator of which shall be the number of shares of Common Stock issued and outstanding immediately prior to such Common Stock Event, and (ii) the denominator of which shall be the number of shares of Common Stock issued and outstanding immediately after such Common Stock Event, and the product so obtained shall thereafter be the Conversion Price.  The Conversion Price shall be readjusted in the same manner upon the happening of each subsequent Common Stock Event.  As used herein, the term “Common Stock Event” shall mean (1) the issue by the Company of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of the outstanding shares of Common Stock into a smaller number of shares of Common Stock.  For the avoidance of doubt, “Common Stock Event” does not include the Stock Split.

5.5           Adjustments for Other Dividends and Distributions.  If at any time or from time to time after the Original.  Issue Date the Company pays a dividend or makes another distribution to the holders of the Common Stock payable in securities of the Company other than shares of Common Stock, then in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable upon conversion thereof, the amount of securities of the Company which they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or such record date, as applicable) and had they thereafter, during the period from the date of such event (or such record date, as applicable) to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock or with respect to such other securities by their terms.  For the avoidance of doubt, the Stock Split shall not be deemed to be a dividend or distribution subject to this Section 5.5.

5.6           Reorganizations, Mergers and Consolidations.  If at any time or from time to time after the Original Issue Date there is a reorganization of the Company (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Company with or into another entity (except a Sale of the Company which is governed by Section 3), then, as a part of such reorganization, merger or consolidation, provision shall be made so that the holders of the Preferred Stock thereafter shall be entitled to receive, upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of such successor entity resulting from such reorganization, merger or consolidation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization, merger or consolidation.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger or consolidation to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and number of shares issuable upon conversion of the Preferred Stock) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.  This Section 5.6 shall similarly apply to successive reorganizations, mergers and consolidations.

5.7           Price-Based Anti-Dilution Protection for the Preferred Stock.

(a)           Adjustment Formula.  If at any time after the Original Issue Date the Company issues or sells, or is deemed by the provisions of this Section 5.7 to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), otherwise than in connection with a Common Stock Event as provided in Section 5.4, a dividend or distribution as provided in Section 5.5 or a recapitalization, reclassification or other change as provided in Section 5.6 for an Effective Price (as hereinafter defined) that is less than the Conversion Price for a series of Preferred Stock in effect immediately prior to such issue or sale, then, and in each such case, such Conversion Price shall be reduced, as of the close of business on the date of such issue or sale, to the price obtained by multiplying such Conversion Price by a fraction:

(A)          The numerator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding (as hereinafter defined) immediately prior to such issue or sale of Additional Shares of Common Stock plus (y) the quotient obtained by dividing the Aggregate Consideration Received (as hereinafter defined) by the Company for the total number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold) by the Conversion Price in effect immediately prior to such issue or sale; and

(B)           The denominator of which shall be the sum of (x) the number of Common Stock Equivalents Outstanding immediately prior to such issue or sale plus (y) the number of Additional Shares of Common Stock so issued or sold (or deemed so issued and sold).

(b)           Certain Definitions.  For the purpose of making any adjustment required under this Section 5.7:

(i)            “Additional Shares of Common Stock” shall mean all shares of Common Stock issued, or deemed by the provisions of this Section 5.7 to be issued, by the Company, whether or not subsequently reacquired or retired by the Company, other than:

(a)           shares of Common Stock issued or deemed issued to employees, officers, directors, contractors, consultants or advisers to, the Company or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by the Board;

(b)           shares of Common Stock issued or deemed issued to parties that are (i) actual or potential suppliers, customers, or strategic partners investing in connection with a commercial relationship with the Company, or (ii) providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar benefits, in each case pursuant to arrangements that are approved by the Board specifically and expressly as being excluded from the definition of “Additional Shares of Common Stock” under this Section 5.7(b)(i) (which approval shall not be deemed to have been given solely by virtue of the Board having otherwise approved the authorization or issuance of any such shares), and provided, that in each case such issuances are for other than primarily equity financing purposes;

(c)           shares of Common Stock issued or deemed issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity, in each case pursuant to arrangements that are approved by the Board;

(d)           shares of Common Stock issued or deemed issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Original Issue Date;

(e)           shares of Common Stock issued in connection with an initial public offering of the Company’s Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended;

(f)            shares of Common Stock issued or deemed issued by the Company that are (i) approved by the Board and (ii)(A), for the Series A Preferred Stock, approved by the vote of the holders of at least sixty percent (60%) of the voting power of the Series A Preferred Stock then outstanding, (B), for the Series B Preferred Stock, approved by the vote of holders of a majority of the voting power of the Series B Preferred Stock then outstanding, and (C) for the Series C Preferred Stock, approved by the vote of holders of a majority of the voting power of the Series C Preferred Stock then outstanding, specifically and expressly as being excluded from the definition of “Additional Shares of Common Stock” under this Section 5.7(b)(i) (which approval shall not be deemed to have been given solely by virtue of such holders of Series A Preferred Stock, Series B Preferred Stock or Series C Preferred Stock having otherwise approved the authorization or issuance of any such shares);

(g)           Common Stock issued or deemed issued pursuant to Section 5.7(c) as a result of a decrease in the Conversion Price resulting from the operation of this Section 5.7; and

(h)           shares of Common Stock and Preferred Stock issued as a result of the Stock Split.

Any adjustment to the Conversion Price of a series of Preferred Stock pursuant to this Section 5.7 may be waived, either prospectively or retroactively, with the written consent of holders of shares of a majority of the then outstanding shares of such series of Preferred Stock, provided, however that in the case of the Series A Preferred Stock, such consent must be given by holders of at least 60% of the then outstanding shares of Series A Preferred Stock in order for the waiver to be effective.

(ii)           The “Aggregate Consideration Received” by the Company for any issue or sale (or deemed issue or sale) of securities shall (A) to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company; (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board; and (C) if Additional Shares of Common Stock, Convertible Securities or Rights or Options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or Rights or Options.

(iii)          “Common Stock Equivalents Outstanding” shall mean the number of shares of Common Stock that is equal to the sum of (A) all shares of Common Stock of the Company that are outstanding at the time in question, plus (13) all shares of Common Stock of the Company issuable upon conversion of all shares of Series A Preferred Stock or other Convertible Securities that are outstanding at the time in question, plus (C) all shares of Common Stock of the Company that are issuable upon the exercise of Rights or Options that are outstanding at the time in question assuming the full conversion or exchange into Common Stock of all such Rights or Options that are Rights or Options to purchase or acquire Convertible Securities into or for Common Stock.

(iv)          “Convertible Securities” shall mean stock or other securities convertible into or exchangeable for shares of Common Stock.

(v)           The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold, by the Company under this Section 5.7, into the Aggregate Consideration Received, or deemed to have been received, by the Company under this Section 5.7, for the issue of such Additional Shares of Common Stock.

(vi)          “Rights or Options” shall mean warrants, options or other rights to purchase or acquire shares of Common Stock or Convertible Securities.

(c)           Deemed Issuances.  For the purpose of making any adjustment to the Conversion Price required under this Section 5.7, if the Company issues or sells any Rights or Options or Convertible Securities and if the Effective Price of the shares of Common Stock issuable upon exercise of such Rights or Options and/or the conversion or exchange of Convertible Securities (computed without reference to any additional or similar protective or antidilution clauses) is less than the Conversion Price then in effect, then the Company shall be deemed to have issued, at the time of the issuance of such Rights, Options or Convertible Securities, that number of Additional Shares of Common Stock that is equal to the maximum number of shares of Common Stock issuable upon exercise or conversion of such Rights, Options or Convertible Securities upon their issuance and to have received, as the Aggregate Consideration Received for the issuance of such shares, an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Rights or Options or Convertible Securities, plus, in the case of such Rights or Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise in full of such Rights or Options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion or exchange thereof; provided that;

(i)            if the minimum amount of consideration payable to the Company upon the exercise of Rights or Options or the conversion or exchange of Convertible Securities is reduced over time or upon the occurrence or non-occurrence of specified events, then the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; and

(iii)          if the minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of Convertible Securities is subsequently increased, then the Effective Price shall again be recalculated using the increased minimum amount of consideration payable to the Company upon the exercise of such Rights or Options or the conversion or exchange of such Convertible Securities.

No further adjustment of the Conversion Price, adjusted upon the issuance of such Rights or Options or Convertible Securities, shall be made as a result of the actual issuance of shares of Common Stock on the exercise of any such Rights or Options or the conversion or exchange of any such Convertible Securities.  If any such Rights or Options or the conversion rights represented by any such

Convertible Securities shall expire without having been fully exercised, then the Conversion Price as adjusted upon the issuance of such Rights or Options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only shares of Common Stock so issued were the shares of Common Stock, if any, that were actually issued or sold on the exercise of such Rights or Options or rights of conversion or exchange of such Convertible Securities, and such shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Rights or Options, whether or not exercised, plus the consideration received for issuing or selling all such Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Preferred Stock.

5.8           Certificate of Adjustment.  In each case of an adjustment or readjustment of the Conversion Price, the Company, at its expense, shall cause its Chief Financial Officer or other duly authorized officer to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Preferred Stock at the holder’s address as shown in the Company’s books.

5.9           Fractional Shares.  No fractional shares of Common Stock shall be issued upon any conversion of Preferred Stock.  In lieu of any fractional share to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to the product of such fraction multiplied by the Common Stock’s fair market value as determined in good faith by the Board as of the date of conversion.  All shares of Preferred Stock to be converted by a holder of such Preferred Stock on any date shall be aggregated for purposes of determining whether any fractional shares are to be issued.

5.10         Reservation of Stock lssuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.11         Notices.  Any notice required by the provisions of this Certificate of Incorporation to be given to the holders of shares of the Preferred Stock shall be deemed given upon the earlier of (i) actual receipt (whether by physical delivery or facsimile transmission), (ii) one (1) business day after deposit with a nationally recognized express courier (delivery fees prepaid) for deliveries within the United States (with instructions to deliver such notice on an expedited basis), (iii) three (3) business days after deposit with an internationally recognized express courier service (delivery fees prepaid) for deliveries across international borders (with instructions to deliver such notice on an expedited basis); or (iv) three (3) calendar days after deposit in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, addressed to each holder of record at the address of such holder appearing on the books of the Company.  The provisions of this Section 5.11 may be waived, either prospectively or retroactively, with the written consent of holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

6.             Restriction and Limitations.

6.1           Preferred Stock.  For so long as at least Eight Million (8,000,000) shares of Preferred Stock remain outstanding (as such number may be adjusted for any Preferred Stock Event), the Company shall not (by amendment of the Certificate of Incorporation, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of a majority of the Preferred Stock then outstanding, voting together as a single class and on an as-converted to Common Stock basis, and such other approvals as may be required by law:

(1)           amend the Certificate of Incorporation or bylaws or change any of the rights, preferences or privileges of any series of Preferred Stock under the Certificate of Incorporation;

(2)           increase or decrease (other than by redemption or conversion) the total number of authorized shares of Preferred Stock or Common Stock;

(3)           authorize or issue (whether by reclassification or otherwise), or obligate itself to issue, shares of any new class or series of stock (excluding the Series C Preferred Stock) having rights, preferences or privileges senior to or on a parity with the any series of Preferred Stock as to dividend rights, redemption, liquidation or voting preferences;

(4)           redeem (other than Permitted Repurchases) any shares of Common Stock or Preferred Stock;

(5)           declare or pay any dividends on, or declare or make any other distribution (other than Permitted Repurchases) directly or indirectly, on account of any shares of Common Stock or Preferred Stock;

(6)           change the authorized number of directors of the Company from seven (7); or

(7)           consummate any Sale of the Company.

6.2           Series C Preferred Stock.  For so long as at least Four Million (4,000,000) shares of Series C Preferred Stock remain outstanding (as such number may be adjusted for any Preferred Stock Event), the Company shall not (by amendment of the Certificate of Incorporation, merger, consolidation or otherwise), without the approval, by vote or written consent, of the holders of a majority of the Series C Preferred Stock then outstanding, voting separately, and such other approvals as may be required by law:

(1)           reduce the Original Issue Price of the Series C Preferred Stock or otherwise amend Section 3.1 to provide that the liquidation preference amount per share for the Series C Preferred Stock is less than its Original Issue Price plus any declared but unpaid dividends thereon (the authorization or issuance of a new series of preferred stock, whether or not senior to the Series C Preferred Stock in liquidation preference, shall not be deemed to reduce the liquidation preference amount of the Series C Preferred Stock under Section 3.1), or effect any other amendment to the rights, preferences or privileges of the Series C Preferred Stock in the Certificate of Incorporation requiring the approval of the Series C Preferred Stock, voting as a separate series, pursuant to Section 242(bX2) of the Delaware General Corporation Law;

(2)           effect any Sale of the Company in which the proceeds per share to the holders of Series C Preferred Stock are less than $3.12 (as adjusted for stock splits, stock dividends, recapitalizations and the like);

(3)           effect any change to the rights, preferences or privileges of the Series C Preferred Stock in the Certificate of Incorporation through a merger of the Company with or into any other entity, a consolidation, or any other transaction or series of related transactions, if such change, had it been effected by and amendment to the Certificate of Incorporation, would have required the approval of the Series C Preferred Stock, voting as a separate series, pursuant to Section 242(b)(2) of the Delaware General Corporation Law;

(4)           amend the Certificate of Incorporation so as to increase any of the express rights of the Series A Preferred Stock or Series B Preferred Stock set forth in the Certificate of Incorporation unless the rights of the Series C Preferred Stock are also so increased; or

(5)           offer or sell any additional shares of Series A Preferred Stock or Series B Preferred Stock (other than pursuant to outstanding warrants) or shares of any new series of preferred stock in a financing in which the price per share paid for such shares is less than the than the Original Issue Price of the Series C Preferred Stock (as adjusted for stock splits, stock dividends, recapitalizations and the like).

7.             Miscellaneous

7.1           No Reissuance of Preferred Stock.  No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

7.2           Consent to Certain Transactions.  So long as Section 2115 of the California General Company Law purports to make Sections 502 and 503 of the California General Company Law applicable to the Company, each holder of shares of Preferred Stock shall, by virtue of its acceptance of a stock certificate evidencing shares of Preferred Stock, be deemed to have consented, for purposes of Section 502 and 03 of the California Corporations Code, to all Permitted Repurchases.

ARTICLE VI: AMENDMENT OF BYLAWS

The Board of Directors of the corporation shall have the power to adopt, amend or repeal Bylaws of the corporation.

ARTICLE VII: INDEMNIFICATION AND DIRECTOR LIABILITY

1.             Directors and Officers.  The Company shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or is or was serving any other enterprise as a director or officer at the request of the Company.

To the fullest extent permitted by law, no director of the Company shall be personally liable for monetary damages for breach of fiduciary duty as a director.  Without limiting the effect of the preceding sentence, if the Delaware General Company Law is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Company Law, as so amended.

2.             Employees and Agents.  The Company may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was an employee or agent of the Company or is or was serving any other enterprise as an employee or agent at the request of the Company.

3.             Amendment of Article VII.  Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal or adoption of such an inconsistent provision.

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SPLUNK INC.

Splunk Inc., a Delaware corporation, does hereby certify that the following amendment to the corporation’s Restated Certificate of Incorporation have been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, with the approval of such amendment by the corporation’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the Delaware General Corporation Law:

The first paragraph of ARTICLE IV of the Restated Certificate of Incorporation, relating to authorized capital stock of the corporation is amended to read in its entirety as follows:

“This corporation is authorized to issue two classes of shares, designated “Common Stock” and “Preferred Stock,” respectively, both of which shall have $0.001 par value per share.  The number of shares of Common Stock authorized to be issued is 100,000,000 shares.  The number of shares of Preferred Stock authorized to be issued is 57,904,560 shares, of which 20,600,000 are designated as “Series A Preferred Stock”, 20,304,560 are designated as “Series B Preferred Stock”, and 17,000,000 are designated as “Series C Preferred Stock”.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by its duly authorized officer this 27th day of October, 2008 and the foregoing facts stated herein are true and correct.

SPLUNK INC.

By:	/s/ Godfrey Sullivan
Godfrey Sullivan
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

SPLUNK INC.

Splunk Inc., a Delaware corporation (the “Company”), does hereby certify that the following amendment to the Company’s Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, with the approval of such amendment by the Company’s stockholders having been given by written consent without a meeting in accordance with Sections 228(d) and 242 of the General Corporation Law of the State of Delaware:

1.             The name of the Company is Splunk Inc.  The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on April 11, 2006.

2.             The first paragraph of ARTICLE IV of the Restated Certificate of Incorporation, relating to authorized capital stock of the Company is amended to read in its entirety as follows:

“This corporation is authorized to issue two classes of shares, designated “Common Stock and “Preferred Stock”, respectively, both of which shall have $0.001 par value per share.  The number of shares of Common Stock authorized to be issued is 106,511,960 shares.  The number of shares of Preferred Stock authorized to be issued is 57,904,560 shares, of which 20,600,000 are designated as “Series A Preferred Stock”, 20,304,560 are designated as “Series B Preferred Stock”, and 17,000,000 are designated as “Series C Preferred Stock”.”

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 18th day of October 2011 and the foregoing facts stated herein are true and correct.

SPLUNK INC.

By:	/s/ Godfrey R. Sullivan
Godfrey R. Sullivan
President and Chief Executive Officer